Use these links to rapidly review the document
TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VENOCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

April 14, 2008

Dear Venoco Stockholder:

        You are cordially invited to the Venoco, Inc. Annual Meeting of Stockholders to be held on Thursday, May 15, 2008, at 7:30 a.m., Mountain Time. The meeting will be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.

        At the Annual Meeting, you will be asked to elect two directors to our Board of Directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year.

        We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2007 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

        Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Timothy M. Marquez Chairman of the Board and Chief Executive Officer

370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Venoco, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Venoco, Inc. will be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 at 7:30 a.m., Mountain Time on May 15, 2008, for the following purposes:

  1.
  to elect Joel L. Reed and J.C. "Mac" McFarland to our Board of Directors as Class III directors;

  2.
  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

  3.
  to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        We know of no other matters to come before the annual meeting. Only stockholders of record at the close of business on Tuesday, April 1, 2008 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

        Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Terry L. Anderson General Counsel and Secretary

Dated April 14, 2008
Denver, Colorado

370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

        These proxy materials are being furnished to you by the Board of Directors (the "Board") of Venoco, Inc., a Delaware corporation ("we," "us," "Venoco" or the "company"), in connection with its solicitation of proxies for Venoco's Annual Meeting of Stockholders to be held on May 15, 2008 at 7:30 a.m., Mountain Time, in the Onyx Room at the Brown Palace Hotel, located at 321 17th Street, Denver, Colorado 80202, and at any adjournments or postponements thereof (the "Annual Meeting"). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

        This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 14, 2008.

Stockholders Entitled to Vote

        The close of business on Tuesday, April 1, 2008 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 50,867,872 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

How to Vote

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

Quorum

        Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted "FOR," AGAINST," "ABSTAIN," or, with respect to the election of directors, "WITHHOLD," will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker "non-votes" will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

        You may vote "FOR" or "WITHHOLD" authority to vote on Proposal One, relating to the election of Joel L. Reed and J.C. "Mac" McFarland to the Board. Members of the Board are elected by a plurality of votes cast. This means that the two nominees who receive the largest number of "FOR" votes cast will be elected. Neither broker non-votes nor "WITHHOLD" votes cast with respect to either nominee will have any effect on the election of that nominee.

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Two, relating to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. To be approved, Proposal Two must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the same effect as a vote against the proposal. However, a broker non-vote will not have any effect on the outcome of the vote on the proposal.

Board Recommendation

        The Board recommends that you vote as follows:

  •
  "FOR" Proposal One, relating to the election of Joel L. Reed and J.C. "Mac" McFarland to our Board as Class III directors; and

  •
  "FOR" Proposal Two, relating to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

        Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Other Matters

        The proposals set forth in this Proxy Statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the "Proxy Agents"), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

        You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—Election of Directors

        Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (J. Timothy Brittan, Dr. M.W. Scoggins and Richard S. Walker), two Class II directors (Timothy M. Marquez and Mark A. Snell) and two Class III directors (Joel L. Reed and J.C. "Mac" McFarland). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders' meeting three years after the date of his election. The term of the Class III directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the "NYSE") contemplate that the number of directors in each class will be approximately equal.

        The Board has nominated Messrs. Reed and McFarland to stand for election at the Annual Meeting. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board, but will generally not be fewer than three or more than nine.

        The Board has no reason to believe that either Mr. Reed or Mr. McFarland will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If either nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

        The Board recommends a vote FOR the election of Joel L. Reed and J.C. "Mac" McFarland to the Board.

Board of Directors

        The following table sets forth certain information as of April 1, 2008, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees
J.C. "Mac" McFarland	61	Director	2004	2008
Joel L. Reed	57	Director	2005	2008
Other Directors
Timothy Brittan	53	Director	2003	2009
Timothy M. Marquez	49	Chairman and Chief Executive Officer	2004	2010
Dr. M.W. Scoggins	60	Director	2007	2009
Mark A. Snell	51	Director	2006	2010
Richard S. Walker	50	Director	2007	2009

Nominees

        J.C. "Mac" McFarland has been a director of Venoco since June 2004. He has 30 years of experience in the oil and natural gas industry with McFarland Energy, Inc., a NASDAQ-listed company, where he was CEO from 1991 until its sale in 1997. Since 1997, he has been a consultant with McFarland Advisors, Inc. He served on the boards of NYSE-listed Huntway Refining from 1988 to 2001 and privately-held Gotland Oil, Inc. from 2000 to 2001. He was President of the California Independent Petroleum Association from 1996 to 1998. Mr. McFarland earned a degree in finance and accounting from the University of California at Berkeley and is a certified public accountant.

        Joel L. Reed has been a director of Venoco since August 2005 and currently serves as our lead independent director. He previously served as a director of Venoco from September 1998 to March 2002. Starting in 1994, Mr. Reed was a partner of a predecessor entity of, and later co-founded, Relational Group, an investment banking firm that included Relational Investors and Relational Advisors. In late 2005, Relational Advisors separated from Relational Group and became RA Capital Advisors, a member of RA Capital Group. Mr. Reed currently serves as RA Capital Group's lead principal. He is also a founder of two private equity firms, Titan Investment Partners and HRA Real Estate Management I LLC. Mr. Reed was the CFO and later President and CEO of Wagner & Brown Ltd. of Midland, Texas, a privately owned group of companies engaged in energy, real estate, manufacturing, agribusiness and investment services, from 1984 to 1994. From 1981 to 1984, Mr. Reed was a member of the founding group of Ensource, Inc., a NYSE-listed company, as well as its controller and CFO. A graduate of Oklahoma State University, Mr. Reed holds bachelor's and master's degrees in accounting and is a certified public accountant (inactive).

Other Directors

        J. Timothy Brittan has been a director of Venoco since May 2003 and has 25 years experience in the oil and natural gas industry. He has served as the President of Infinity Oil & Gas, Inc., an exploration and production company, since July 1989. Mr. Brittan attended the Colorado School of Mines.

        Timothy M. Marquez co-founded Venoco in September 1992 and served as our CEO and as a director from our formation until June 2002. He founded Marquez Energy, a privately-held exploration and production company, in 2002 and served as its CEO until we acquired it in March 2005. Mr. Marquez returned as our Chairman, CEO and President in June 2004. Mr. Marquez has a B.S. in petroleum engineering from the Colorado School of Mines. Mr. Marquez began his career with Unocal Corporation, where he worked for 13 years managing assets offshore California and in the North Sea and performing other managerial and engineering functions.

        Dr. Myles W. Scoggins has been a director of Venoco since June 2007. He has served as President of Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry, since June 2006. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in 1999, he was President, International Exploration & Production and Global Exploration and a member of the executive committee of Mobil Oil Corporation. He is also a member of the Board of Directors of Questar Corporation and Trico Marine Services, Inc., and a member of the National Advisory Council of the U.S. Department of Energy's National Renewable Energy Laboratory.

        Mark A. Snell has been a director of Venoco since December 2006. He is the Chief Financial Officer of Sempra Energy, a San Diego-based, Fortune 500 energy-services holding company. He previously served as Group President of Sempra Global and, before that, as Vice President of Planning and Development of Sempra Energy. Before joining Sempra Energy in 2001, he served as CFO of Earth Tech, a water management, engineering and environmental services firm, CFO of Dames and Moore, an international engineering firm, Chief Financial and Administrative Officer for Latham & Watkins, a worldwide law firm, and a Senior Manager at KPMG Peat Marwick. Mr. Snell has a bachelor's degree in accounting from San Diego State University and is a certified public accountant. He is a director of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises, each of which is a direct or indirect subsidiary of Sempra Energy.

        Richard S. Walker has been a director of Venoco since June 2007. Mr. Walker is currently Executive Vice President and Managing Director of the Houston office of DHR International, a leading retained executive search firm headquartered in Chicago. Prior to entering the executive search industry in 2005, Mr. Walker was Managing Director in the Global Natural Resources Group of JPMorgan Chase & Co. in that firm's Houston office. Mr. Walker joined a predecessor to JPMorgan Chase & Co. in 1994 as Vice President in the Global Oil & Gas Group and was promoted to Managing Director in 1997. During his years with JPMorgan Chase & Co., Mr. Walker served as an investment banking coverage officer directing relationships with a variety of energy firms operating across all industry segments including exploration and production, service and supply, pipeline and midstream operations as well as power generation, transmission and distribution. Prior to joining JPMorgan Chase & Co. Mr. Walker worked from 1990 through early 1994 with NationsBank (the predecessor of Bank of America), both in Houston and in London. From 1981 through early 1990, Mr. Walker worked for JPMorgan Chase & Co. and a predecessor of that firm, Texas Commerce Bank, in Houston. Mr. Walker is a 1980 graduate of Loyola University, New Orleans with Bachelor of Business Administration and a 1981 graduate of Bowling Green State University, Ohio with a Masters of Business Administration. Mr. Walker is a non-practicing certified public accountant.

PROPOSAL TWO—Ratification of the Appointment of Independent Registered
Public Accounting Firm

        Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2007. The Audit Committee of the Board has appointed Deloitte & Touche to act in the same capacity with respect to our financial statements for the fiscal year ending December 31, 2008 and requests ratification of this appointment by our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2008 will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of Deloitte & Touche is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        The Board and the Audit Committee recommend a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Fees Paid to Principal Accountants

        The following table presents the aggregate fees billed for the indicated services performed by Deloitte & Touche LLP for us during the 2006 and 2007 fiscal years.

Description of Services	2006	2007
Audit fees	$588,000	$1,225,000
Audit-related fees(1)	$249,000	$474,000
Tax fees	—	—
All other fees	—	—

Total	$837,000	$1,699,000

    (1)
    Audit-related fees include fees for reviews of registration statements and issuances of letters to underwriters and consents.

Audit Committee Pre-Approval Policy

        The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in "—Fees Paid to Principal Accountants" were approved by the committee pursuant to its pre-approval policies as in effect as of the relevant times.

Report of the Audit Committee

        Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

        In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2007, the Audit Committee has:

  •
  Reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP—the Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  •
  Discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and applicable standards issued by the Public Company Accounting Oversight Board;

  •
  Received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Deloitte & Touche with them; and

  •
  Reviewed and approved the services provided by Deloitte & Touche. This included review and approval of non-audit services as described above and consideration of whether the provision of such services by Deloitte & Touche is compatible with maintaining their independence.

        Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (the "SEC") on March 17, 2008. The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2008. Stockholder ratification of this appointment is included as Proposal Two in these proxy materials.

                      AUDIT COMMITTEE:

                      J.C. "Mac" McFarland, Chairman
                      Joel L. Reed
                      Richard S. Walker

OTHER BUSINESS

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate.

STOCK OWNERSHIP OF CERTAIN PERSONS

        The following tables set forth information regarding the beneficial ownership of our common stock by certain holders of our common stock and by our executive officers and directors. Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days. Except as otherwise indicated, (i) the address of the persons listed below is c/o Venoco, Inc., 370 17th Street, Suite 3900, Denver, Colorado 80202-1370 and (ii) the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the application of community property laws where applicable. The percentage of beneficial ownership for each table is based on 50,593,403 shares of common stock outstanding as of December 31, 2007.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding persons known to us to be beneficial owners of more than five percent of our common stock as of December 31, 2007. All information is taken from or based upon filings made by such persons with the SEC or upon information provided by such persons to us.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Total Common Stock
Timothy and Bernadette Marquez(1)	29,094,032	57.5%
Morgan Stanley and FrontPoint Partners LLC(2)	2,812,979	5.6%
Wellington Management Company, LLP(3)	2,694,600	5.3%

    (1)
    This disclosure is based on a Schedule 13G/A filed with the SEC on February 14, 2008. The number of shares shown is comprised of 26,431,150 shares of common stock held of record by the Marquez Trust, the trustees of which are Timothy Marquez and Bernadette

      Marquez, 2,457,000 shares of common stock held of record by the Marquez Foundation, a private charitable foundation the directors of which are Mr. and Mrs. Marquez, and 205,882 shares of restricted stock held of record by Timothy Marquez.

    (2)
    This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2008. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036, and the address of FrontPoint Partners LLC is Two Greenwich Plaza, Greenwich, CT 06830. FrontPoint Partners LLC is a wholly owned subsidiary of Morgan Stanley.

    (3)
    This disclosure is based on a Schedule 13G/A filed with the SEC on February 14, 2008. The address of this reporting person is 75 State Street, Boston, MA 02109. The reporting person, in its capacity as investment adviser, may be deemed to beneficially own the number of shares indicated, which are held by its clients.

Stock Ownership of Management

        The following table sets forth information regarding beneficial ownership of our common stock by our executive officers and directors, other than Timothy Marquez, as of December 31, 2007. Except as otherwise indicated, the amount shown for each person reflects shares issuable upon the exercise of options. None of the shares, including shares beneficially owned by Mr. Marquez as indicated in the preceding table, has been pledged as security as of that date. Beneficial ownership representing less than one percent is denoted with an asterisk.

Name of Beneficial Owner	Number of Shares of Common Stock		Percent of Total Common Stock
William Schneider	872,698		1.7%
Timothy Ficker	20,000		*
Mark DePuy	173,000	(1)	*
Terry Anderson	157,500		*
J. Timothy Brittan	27,000		*
J.C. "Mac" MacFarland	30,000	(2)	*
Joel Reed	37,000	(3)	*
Dr. M.W. Scoggins	15,000	(4)	*
Mark Snell	18,000		*
Richard Walker	13,500	(5)	*
All Directors and Executive Officers as a group (12 persons)	30,476,230	(6)	58.6%

    (1)
    Includes 500 shares held of record.

    (2)
    Includes 3,000 shares held of record.

    (3)
    Includes 10,000 shares held of record.

    (4)
    Includes 6,000 shares held of record.

    (5)
    Includes 4,500 shares held of record.

    (6)
    Total includes shares beneficially owned by Timothy Marquez as described in the preceding table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2007.

CORPORATE GOVERNANCE

General

        Our business is managed under the direction of the Board. In connection with its oversight of our operations and governance, the Board has adopted, among other things, the following:

  •
  Corporate Governance Guidelines to implement certain policies regarding the governance of our company;

  •
  a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

  •
  Categorical Standards of Director Independence (the "Categorical Standards") to assist the Board in assessing directors' independence (see "—Director Independence and Categorical Standards"); and

  •
  Charters of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee of the Board;

  •
  A Security Holder Communication Policy pursuant to which holders of our securities can communicate with the Board, Board committees and/or individual directors (see "—Security Holder Communication Policy").

        Each of these documents can be viewed on our website at www.venocoinc.com under the heading "Investor Relations" and the subheading "Corporate Governance." We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held eight meetings in 2007 and acted four times by written consent. No director, during his period of service, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors are expected to attend the Annual Meeting. Each director who was a member of the Board at the time of the 2007 annual stockholders' meeting attended the meeting, other than Glen C. Warren, Jr. and Eloy U. Ortega, whose terms of office expired at that meeting.

Board Committees

        The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

        The Audit Committee currently consists of Messrs. McFarland, Reed and Walker, with Mr. McFarland acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has determined that each member of the committee qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE and SEC rules and the Categorical Standards. See "Proposal One—Election of Directors—Board of Directors" for a summary of the business experience of each member of the committee. During 2007, the committee held 17 meetings.

        The Compensation Committee currently consists of Messrs. Snell, Brittan and McFarland, with Mr. Snell acting as Chairman. The Compensation Committee's primary function is to discharge the Board's responsibilities relating to the compensation of our CEO and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules and the Categorical Standards, (ii) a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and (iii) an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986. During 2007, the committee held nine meetings.

        The Corporate Governance/Nominating Committee currently consists of Messrs. Reed, Brittan and Scoggins, with Mr. Reed acting as Chairman. The Corporate Governance/Nominating Committee's primary functions are to (i) identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board, (ii) review, evaluate and recommend changes to our Corporate Governance Guidelines and (iii) monitor and oversee matters of corporate governance, including the evaluation of Board and management performance and the independence of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules and the Categorical Standards. During 2007, the committee held six meetings.

        The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should contact us at Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

  •
  have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

  •
  be highly accomplished in his or her field;

  •
  have relevant expertise and experience;

  •
  be independent of any particular constituency and able to represent all of our stockholders; and

  •
  have sufficient time available to devote to the activities of the Board.

        The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

        We had no compensation committee interlocks with any entity in 2007. In addition to the current members of the Compensation Committee described above, Eloy U. Ortega served as a member of the committee during part of 2007.

Director Independence and Categorical Standards

        As discussed under "—Board Committees," the Board has determined that, other than Mr. Marquez, each member of the Board is independent under NYSE rules and the Categorical Standards. Glen C. Warren, Jr., Eloy U. Ortega and Ed O'Donnell were each members of the Board for part of 2007. The Board determined that each of those directors was independent under NYSE rules and the Categorical Standards during such period. Pursuant to the Categorical Standards, a director may not be considered independent if he or she:

  •
  is an employee, or has an immediate family member who is an executive officer, of Venoco, until three years after the end of such employment relationship, provided that employment as an interim Chairman of the Board or interim executive officer shall not disqualify a director from being considered independent following service in either capacity;

  •
  has received, or has an immediate family member who has received, more than $100,000 in direct compensation from Venoco in any 12-month period within the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), provided that compensation received by a director for prior service as an interim Chairman of the Board or interim executive officer, and compensation received by an immediate family member for service as a non-executive employee of Venoco, need not be considered in determining independence under this test;

  •
  is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a current or former internal or external auditor of Venoco, until three years after the end of the affiliation or the employment or auditing relationship;

  •
  is employed, or has an immediate family member who is employed, as an executive officer of another company where any of Venoco's current executive officers serve on the other company's compensation committee, until three years after the end of such service or the employment relationship; or

  •
  is an employee, or an immediate family member is an executive officer, of a company that has made payments to, or has received payments from, Venoco for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of (i) $1.0 million or (ii) two percent of such other company's consolidated gross revenues.

Non-Management Sessions

        The Board schedules regular executive sessions involving exclusively non-management directors as required by NYSE rules. Mr. Reed, as our lead independent director, presides at all such executive sessions.

Security Holder Communications Policy

        In recognition of the importance of providing stockholders and other interested parties with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Security Holder Communications Policy, a copy of which is available on our website. Pursuant to the policy, security holders and other persons may direct correspondence to the Board or to any individual director by e-mail to shareholders@venocoinc.com or by mail to the following address: Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Venoco securities held by the person submitting the communication and/or the nature of the person's other interest in Venoco, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person's mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

        We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to either of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

        Any proposal that a stockholder wishes to include in proxy materials for our 2009 annual meeting of stockholders must be received no later than December 15, 2008 and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2009 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.5 of our bylaws, and must be received at our principal executive offices no earlier than January 14, 2009 and no later than February 13, 2009, in each case assuming that the 2009 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Section 2.5 of our bylaws.

        Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after February 28, 2009 that is intended to be presented at the 2009 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

        Our compensation philosophy is to encourage growth in our oil and natural gas reserves, growth in cash flow and profitability and enhanced stockholder value through the creation and maintenance of compensation policies that attract and retain committed and highly qualified personnel. To achieve these goals and reflect our high growth, entrepreneurial environment and team-oriented approach to awards, the Compensation Committee believes the total compensation of our executive officers should be targeted at the 75th percentile of our peers for strong performance and should include the following components:

  •
  a base salary that is between the 50th and 75th percentile of base salary offered by other oil and natural gas exploration and production enterprises similar to our company, the actual positioning of which is determined by individual performance, experience and personal competencies, and with the 75th percentile reserved for only exceptional performers;

  •
  annual incentive compensation generally targeted at the 50th percentile for achieving expected performance levels;

  •
  long-term incentive compensation generally targeted at the 50th percentile, with upside approaching the 75th percentile (to reward achievement of company objectives, individual responsibility and productivity, and high quality work); and

  •
  case-specific compensation plans to accommodate individual circumstances or non-recurring situations, as appropriate.

        However, the Compensation Committee does not mechanically apply the above compensation components; rather, careful consideration is given to the appropriate percentage mix of such components so that each of our executive officers are individually and appropriately incentivized. For example, the number of equity awards each executive officer might receive is based on the expectations the Compensation Committee has for that executive officer and, over time, on his performance against those expectations, as well as his accumulated wealth in our equity securities.

Benchmarking

        We believe pay practices at other companies are a useful indicator for us to remain competitive in the marketplace. Therefore, we consider competitive market practices with respect to the salaries and total compensation of our executive officers. Our peer group companies were initially selected in 2006 by the Compensation Committee with input from management and a recommendation by our compensation consultant at that time, Towers Perrin, based on the peers' similar annual revenues (greater than $100.0 million and less than $800.0 million) and the peers' focus on the acquisition, exploration, exploitation and development of oil and natural gas properties. The composition of our peer group is reviewed annually by the Compensation Committee to ensure the companies continue to remain relevant for comparative purposes. Our 2007 peer group of companies, which remains unchanged from our peer group for 2006, is as follows:

•	Berry Petroleum	•	Plains Exploration & Production
•	Bill Barrett	•	Quicksilver Resources
•	Clayton Williams Energy	•	Range Resources
•	Comstock Group	•	Rosetta Resources
•	Denbury Resources	•	St. Mary Land & Exploration
•	Encore Acquisition	•	Stone Energy
•	Harvest Natural Resources	•	Swift Energy
•	Meridian Resource	•	Whiting Petroleum

        In addition, we also consider competitive market practices from sources such as Mercer Salary Surveys, Equilar Insight Salary Surveys and HR Roundtable Organizations, which present synthesized, general data from a broad cross-section of companies in various industries. However, comparative compensation data is only one of the analytical tools that the Compensation Committee uses in setting overall compensation of our executive officers.

Compensation Summaries

        The Compensation Committee also receives summary compensation information, or tally sheets, to assist it in understanding the totality of our executive compensation and benefit programs. This information shows the total dollar value of an executive officer's accumulated compensation and benefits including holdings of our common stock and accumulated unrealized gains under prior equity-based compensation awards.

        This information is used because it provides the Compensation Committee with important information for analyzing and understanding the design, operation and effectiveness of our executive compensation programs. However, the Compensation Committee does not use it to establish specific pay levels, which are instead based on external market data and other considerations described elsewhere in this discussion.

Elements of Compensation

        Currently, the total compensation of our executive officers has three primary components: base compensation or salary, annual cash bonuses and equity awards. The Compensation Committee approves the final determination of compensation for Mr. Marquez, our CEO and Chairman, and the principal holder of our common stock. The Compensation Committee makes annual recommendations to the Board with respect to the compensation of executive officers other than Mr. Marquez.

        In making its recommendation to the Board, the Compensation Committee reviews the summary compensation information for each executive officer and considers the executive officer's base salary, potential payments under selected performance scenarios and termination of employment and change-in-control scenarios, as well as accumulated equity in our company. The purpose of this process is to analyze the total amount of actual and projected compensation of our executive officers and to determine whether any one component of compensation should be changed. The Compensation Committee then considers whether the actual and projected compensation is aligned with its compensation philosophy and competitive market practices.

        The Compensation Committee most recently determined that the compensation of our executive officers, both the total and their components, were generally consistent with the Compensation Committee's expectations, philosophy and current market practices.

        Base Salary.    Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our executive officers. The base salaries of our executive officers are reviewed by the Compensation Committee on an annual basis and adjusted from time to time to realign salaries with market levels, after taking into account individual responsibilities, performance and experience. However, the terms of the executive officers' employment agreements do not permit an officer's base salary to be reduced.

        Annual Cash Bonuses.    The Compensation Committee may award or recommend bonuses to our executive officers pursuant to our 2007 Senior Executive Bonus Plan (the "2007 Bonus Plan"), which was approved by our stockholders in 2007. The 2007 Bonus Plan is a performance-based plan intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986 to ensure the deductibility of bonuses paid within specified maximum dollar amounts. Under the 2007 Bonus Plan, the Compensation Committee sets a target award and the related performance criteria, which may be expressed as a percentage of an executive officer's base salary. In addition, the Compensation Committee may award or recommend discretionary annual bonuses to our executive officers for outstanding performance. The Compensation Committee retains the discretion to recover an award paid to executive officers for a given year to the extent our company is required to restate its audited financial statements for that given year.

        2007 Bonuses.    The Compensation Committee approved or recommended discretionary bonuses to our executive officers due to our company's exemplary safety and environmental compliance record and our overall performance, and approved or recommended bonuses under the 2007 Bonus Plan. Under the 2007 Bonus Plan, three performance criteria were selected, with 30% of the bonus award based on our average daily net production, 30% based on growth in our estimated reserves and 40% based on our ratio of debt to EBITDA. The committee determined that our company failed to meet its production goal, earned a weighted average of 28% of the target payout based on our reserve growth, and earned a weighted average of 32% of the target payout based on our year-end ratio of debt to EBITDA, and thus achieved a 60% target payout. The discretionary bonus and the bonus paid under the 2007 Bonus Plan are reflected in the following table and in "Executive Officer Compensation in 2007—Summary Compensation Table."

	2007 Awards under the Bonus Plan
Name	Target Award	Maximum Adjusted Target Award	Actual Award (% of Base Salary)		Discretionary Bonus	Total
Timothy M. Marquez	100% of Base Salary	200% of Base Salary	$290,089	(60)%	$71,298	$361,387
William S. Schneider	65% of Base Salary	130% of Base Salary	$120,557	(39)%	—	$120,557
Timothy A. Ficker	45% of Base Salary	90% of Base Salary	$46,835	(27)%	$10,537	$57,372
Mark A. DePuy	65% of Base Salary	130% of Base Salary	$93,235	(39)%	$15,538	$108,773
Terry L. Anderson	25% of Base Salary	50% of Base Salary	$35,828	(15)%	$18,511	$54,339

        Equity Compensation.    We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. We currently sponsor the 2000 Stock Incentive Plan (the "2000 Stock Plan") and the Amended and Restated 2005 Stock Incentive Plan (the "2005 Stock Plan"). Only non-qualified stock options have been granted under the 2000 Stock Plan. Awards under the 2005 Stock Plan consist of incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights.

        Delegation.    According to its charter, the Compensation Committee may, subject to limits imposed by applicable law and NYSE rules, delegate some or all of its authority to a subcommittee consisting of one or more of its members. In addition, the terms of the 2005 Stock Plan provide that the Compensation Committee may delegate to our CEO the authority to grant awards in certain circumstances. Pursuant to this authority, the Compensation Committee has delegated to our CEO the authority to make certain limited option and stock grants to newly-hired non-executive officer employees on their date of hire.

        Equity Ownership Guidelines.    Consistent with our compensation philosophy, our Board adopted equity ownership guidelines in November 2007 to further align the interests of our executive officers with those of our stockholders. Under these guidelines, certain officers are expected to hold a minimum number of shares with a fair market value equal to a multiple of the officer's base salary, the amount of which increases based on the officer's responsibilities and title within our company. The guidelines applicable to our executive officers are:

Minimum Level of Ownership	Title of Executive Officer
5x base salary	Chief Executive Officer
3x base salary	President
2x base salary	Chief Financial Officer
2x base salary	Chief Operating Officer
2x base salary	General Counsel

        Officers subject to the guidelines are expected to attain the minimum levels of ownership within five years and to acquire at least 20% each year towards those minimum levels. Shares subject to vesting requirements are generally included in determining the officer's ownership for this purpose; however, vested unexercised stock options are not included. Until the minimum cumulative ownership levels are attained, officers are expected to retain 50% of their net shares obtained through option exercises or grants.

        Form of Equity.    We currently have an informal policy of making equity awards in the form of restricted stock with time-based vesting for new officers and performance-based vesting for current officers. This represents a change from our historical practice, which was to make equity awards in the form of options with time-based vesting. We believe restricted stock is a fair form of equity compensation because it aligns the recipient's interests with those of our stockholders and is less dilutive to our stockholders than stock options.

        Long-Term Incentive Plan.    In March 2007, the Compensation Committee adopted the 2007 Long-Term Incentive Plan, or the LTIP, pursuant to the 2005 Stock Plan to encourage our executive officers to focus on our long-term performance relative to the performance of our peer group, and to provide an opportunity for our executive officers and certain designated key employees to increase their stake in our company through grants of common stock. Performance for the 2007-2010 grant cycle and subsequent cycles under the LTIP is measured against our peer group of companies, with awards ranging from zero to 100% of the target number of shares allocated to each executive officer, depending upon our performance. Awards are earned at the target level if our total stockholder return, including reinvestment of dividends, is at least at the 75th percentile of our peer group. In addition, annualized total stockholder return must be at least at the 50th percentile of our peer group to generate a threshold payout of 50% of the target number of allocated shares. Twenty-five percent of the shares are first eligible for vesting each calendar year, beginning with the first year. Any shares not vested for a calendar year will be rolled forward and will be eligible for vesting in the following year. Any shares not vested as of the end of the four year period are forfeited. A summary of the vesting schedule for these grants is as follows:

Venoco Return Relative to Peer Group	Vesting Amount
Equal to or greater than 75th percentile	100% of available shares in tranche
Equal to or greater than 50th percentile but less than 75th percentile	50% of available shares in tranche, plus 4% of the remaining available shares in tranche for every percentile our total stockholder return is above the 50th percentile relative to the peer group
Less than 50th percentile	No vesting

        If an executive officer's employment terminates during a measurement period, the unvested portion of his award is generally forfeited, except as otherwise provided in his employment agreement or the relevant award agreement. The Compensation Committee may amend, suspend or terminate the LTIP at any time without stockholder approval.

        We have made a number of grants under the LTIP to certain of our executive officers and directors. The grants included awards to Mr. Marquez of 205,882 shares in March 2007 and 159,891 shares in February 2008, and an award to Mr. Ficker of 26,768 shares in February 2008. None of the restricted shares granted in 2007 had vested as of December 31, 2007, although all remain eligible for future vesting.

Change in Control and Severance

        We have employment agreements with each of our executive officers pursuant to which an executive officer will receive benefits if his employment is terminated (other than for misconduct) by our company, by our executive officer's death or disability or in certain circumstances following a change in control. These arrangements reinforce and encourage our executive officers' continued attention and dedication to their duties without the distraction arising from the possibility of a change in control of our company and are intended to facilitate a smooth transition in the event of a change in control of our company. In addition, these arrangements provide our executive officers with severance to help ease their financial transition from our company. The details and amount of these benefits are described in "—Executive Officer Compensation in 2007—Potential Payments Upon Termination or Change in Control." David Christofferson resigned as our CFO in April 2007 and received severance payments pursuant to a separation agreement we entered into with him as described in "—Executive Officer Compensation in 2007—Summary Compensation Table." The amounts he received were consistent with those he would have received under his employment agreement for a termination without cause.

Perquisites and Other Compensation

        We have provided, and intend to continue to maintain, relatively modest executive benefits and perquisites for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to our executive officers' benefits and perquisites if it deems such action advisable.

Tax and Accounting Implications

        Deductibility of Executive Compensation.    As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, which provides that we may not deduct compensation of more than $1.0 million that is paid to certain individuals unless certain requirements are satisfied. The Compensation Committee believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

        Nonqualified Deferred Compensation.    In October 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions of the act, which became effective January 1, 2005.

        Accounting for Stock-Based Compensation.    Effective January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS Statement 123R.

Compensation Committee Report

        We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the company, and, based on such review and discussion, have recommended to the Board inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the company's Annual Report on Form 10-K for the year ended December 31, 2007.

                      Compensation Committee:

                      Mark A. Snell, Chairman
                      J.C. "Mac" McFarland
                      J. Timothy Brittan

Executive Officer Compensation in 2007

Summary Compensation Table

        The following table summarizes the total compensation paid or earned by each of our named executive officers. The table also includes compensation information for David Christofferson, our former CFO, because he was an executive officer for part of 2007.

Bonus
Name and Principal Position	Year	Salary ($)		Discretionary Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		All Other Compensation ($)(5)		Total ($)
Timothy M. Marquez, CEO	2007 2006	$ $	483,483 434,833	$ $	71,298 543,542	$290,089 —	$703,602 —		— —	$ $	8,629 34,819	$ $	1,557,101 1,013,194
William S. Schneider, President	2007 2006	$ $	311,718 293,313	$	— 190,653	$120,557 —	— —	$ $	645,768 645,768	$ $	19,405 472,148	$ $	1,097,448 1,601,882
Timothy A. Ficker, CFO(3)	2007 2006		$173,462 —		$10,537 —	$46,835 —	— —		$237,901 —		$6,402 —		$475,137 —
Mark A. DePuy, Chief Operating Officer	2007 2006	$ $	239,062 221,594	$ $	15,538 124,647	$93,235 —	— —	$ $	281,581 277,744	$ $	44,384 63,896	$ $	643,800 687,881
Terry L. Anderson, General Counsel and Secretary	2007 2006	$ $	238,853 223,891	$ $	18,511 100,751	$35,828 —	— —	$ $	117,964 117,964	$ $	26,333 101,482	$ $	437,489 544,088
David B. Christofferson, former CFO	2007 2006	$ $	115,596 231,192	$	— 92,476	— —	— —	$ $	519,120 239,699	$ $	692,010 203,835	$ $	1,326,726 767,202	(4)

(1)
Amounts shown represent annual incentive bonus awards under the 2007 Bonus Plan, which are discussed in "Compensation Discussion and Analysis—Elements of Compensation—2007 Bonuses." Amounts reflect cash compensation earned in 2007 but not paid until 2008 upon release of our audited financial statements.

(2)
Amounts shown do not reflect compensation actually received by our executive officers or the actual value that may be recognized by the executive officers with respect to these awards in the future. Instead, the amounts shown are the compensation costs recognized for financial reporting purposes in 2007 and 2006, in accordance with SFAS 123R for stock-based awards granted pursuant to the 2000 and 2005 Stock Plans, disregarding estimates of forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. No such forfeitures occurred in 2007. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 17, 2008.

(3)
Mr. Ficker joined our company as of March 19, 2007 to replace Mr. Christofferson as our CFO. His annual base salary of $220,000 is pro rated for purposes of this table.

(4)
Mr. Christofferson resigned as CFO of our company in April 2007, but remained an employee until June 2007. The amount shown reflects the following severance payments to Mr. Christofferson pursuant to his separation agreement: (i) two times his base salary, (ii) two times $92,476, his bonus with respect to 2006, (iii) all accrued and unpaid vacation, (iv) a $39,674 pro rata payment of his annual bonus for 2007 and (v) full vesting of his options with an exercise period to expire no earlier than the second anniversary of June 30, 2007.

(5)
The amounts for 2007 entitled "All Other Compensation" are detailed in the following table:

Name	Qualified Retirement Plan Employer Match ($)	Premium Towards Long-Term Disability Insurance ($)	Vacation Cash-Out ($)	Health Club Dues ($)	Other ($)
Timothy M. Marquez	—	$220	—	$5,449	$2,960
William S. Schneider	$11,335	$220	—	$4,890	$2,960
Timothy A. Ficker	—	$220	—	$1,741	$4,441
Mark A. DePuy	$12,809	$200	—	$1,375	$30,000	(i)
Terry L. Anderson	$14,539	$220	$11,574	—	—
David B. Christofferson	—	—	—	—	$692,010

(i)
Represents a $2,500 per month cost of living adjustment reflecting the fact that Mr. DePuy's residence is near our California operations.

Grants of Plan-Based Awards

        The following tables summarize grants of plan-based awards under the 2007 Bonus Plan and the 2005 Stock Plan to our named executive officers during 2007 and possible future payouts pursuant to those awards.

Name	Grant Date		Grant Date Fair Value of Stock and Option Awards ($)	Number of Securities Underlying Options (#)	Number of Shares (#)	Exercise Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)
Timothy M. Marquez	3/27/2007	(1)	$2,814,407	—	205,882	—	$17.35
William S. Schneider	—		—	—	—	—	—
Timothy A. Ficker	3/19/2007	(2)	$667,011	100,000	—	$14.97	$15.54	(3)
Mark A. DePuy	—		—	—	—	—	—
Terry L. Anderson	—		—	—	—	—	—
David B. Christofferson	—		—	—	—	—	—

(1)
This restricted stock award was granted under the 2005 Stock Plan. This stock award only vests if certain performance criteria are satisfied over the four year grant cycle as described in "Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Plan."

(2)
This stock option award was granted under the 2005 Stock Plan. This stock option vests over a four year period, with 20% vesting on the grant date and 20% vesting on each subsequent anniversary of the grant date. Vesting may be accelerated in some circumstances. This stock option expires on March 18, 2017.

(3)
Our policy for determining the exercise price of options is to set the closing market price on the trading day prior to the grant date as the exercise price. Pursuant to that policy, the exercise price of these options was set at $14.97, the closing market price on March 16, 2007, the trading day prior to the date of grant.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name
	Threshold	Target	Maximum	Threshold	Target	Maximum
Timothy M. Marquez	—	$483,483	$966,966	—	102,941	205,882
William Schneider	—	$202,616	$405,232	—	—	—
Timothy A. Ficker	—	$99,000	$198,000	—	—	—
Mark A. DePuy	—	$155,390	$310,780	—	—	—
Terry L. Anderson	—	$59,713	$119,426	—	—	—
David B. Christofferson	—	—	—	—	—	—

(1)
Non-equity incentive awards consist of annual bonuses payable under the 2007 Bonus Plan. Amounts reported in the table represent estimates at the beginning of 2007 expected to be paid under performance guidelines established by the Compensation Committee. See "—Compensation Discussion and Analysis—Elements of Compensation—2007 Bonuses."

(2)
Equity incentive plan awards consist of restricted stock subject to vesting and forfeiture requirements described in "—Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Plan." The amount shown in the "Target" column reflects the assumption that 50% of the shares will vest.

Outstanding Equity Awards

        The following table summarizes the holdings of stock options and restricted shares by our named executive officers as of December 31, 2007. Each equity grant is shown separately for each named executive officer. All stock options shown vest over a four year period, with 20% vesting on the grant date and 20% vesting on each subsequent anniversary of the grant date. Vesting may be accelerated in some circumstances. All restricted shares vest only if certain performance criteria are satisfied over the four year grant cycle as described in "—Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Plan."

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Timothy M. Marquez	—	—		—	—	205,882	$4,103,228
William S. Schneider	676,543 98,078 98,078	457,695 65,385 65,385	$ $ $	6.00 7.33 8.67	3/1/2015 3/1/2015 3/1/2015	— — —	— — —
Timothy A. Ficker	20,000	80,000		$14.97	3/18/2017	—	—
Mark A. DePuy	56,250 56,250 40,000	37,500 37,500 60,000	$ $ $	12.00 13.33 20.00	8/15/2015 8/15/2015 1/23/2016	— — —	— — —
Terry L. Anderson	157,500	105,000		$6.00	3/1/2015	—	—
David B. Christofferson	40,000	—		$8.67	6/30/2009	—	—

(1)
The amount shown reflects a closing price for the last trading day of 2007 of $19.93 per share and an assumption that 100% of the shares will vest.

Option Exercises and Stock Vested

        The following table summarizes option exercises for our named executive officers in 2007. The amount shown in the "Value Realized on Exercise of Option" column reflects the difference between the exercise price and the market value of the shares on the date of exercise.

Name	Number of Shares Acquired on Exercise of Option	Value Realized on Exercise of Option
Timothy M. Marquez	—	—
William S. Schneider	10,000	$155,051
Timothy A. Ficker	—	—
Mark A. DePuy	—	—
Terry L. Anderson	—	—
David B. Christofferson	507,500	$6,186,271

Pension Benefits Table

        We do not have any tax-qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our executive officers in connection with their retirement.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

        We do not have any non-qualified defined contribution plan or other deferred compensation plans that provide for payments or other benefits to our executive officers.

Potential Payments Upon Termination or Change in Control

        The table below reflects estimated amounts of compensation payable to each of our named executive officers upon their termination of employment with us. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to our executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer's termination.

        Regardless of the manner in which an executive officer terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  non-equity incentive compensation earned during the fiscal year, to the extent vested;

  •
  equity awarded pursuant to the 2000 and 2005 Stock Plans, to the extent vested;

  •
  amounts contributed and vested under our qualified retirement plan; and

  •
  unused vacation pay.

        If we terminate an executive officer's employment for a reason other than change in control, death, disability or such executive officer's misconduct, then we will pay him a lump sum in cash equal to two times the sum of (i) his base compensation and (ii) an amount equal to the greater of a specified dollar amount or the highest incentive award paid or payable during the three years preceding his termination of employment. In those circumstances, unvested stock options held by the officer generally vest.

        However, if we terminate an executive officer's employment for a reason relating to a change in control of our company, his death or disability, or if he terminates employment for good reason in conjunction with a change in control, then such executive officer will receive:

  •
  a cash lump-sum payment equal to three times the sum of:

  •
  the executive officer's base salary;

  •
  an amount equal to the highest incentive award paid or payable to the executive officer under our incentive compensation plans during the current year and the three years prior to termination; and

  •
  an amount equal to our contribution to our qualified retirement plan on behalf of the executive officer for the prior year.

  •
  life, disability, accident and group health insurance benefits for the 36-month period following the executive officer's termination, noting that such premiums charged to the executive officer cannot exceed the premiums he paid while an active employee of our company, and if any benefit is taxable to him, we will make him whole on a net after-tax basis; and

  •
  the opportunity to cancel all of his outstanding stock-based awards then held by him for a lump sum in cash equal to the sum of the value of all such awards, calculated as though all performance goals had been achieved.

        A "change in control" of the company is generally deemed to occur under the employment agreements if (i) any person or group other than Timothy Marquez (or a member of his family) becomes a beneficial owner of more than 50% of our voting stock, (ii) our stockholders approve a plan to liquidate us or to sell all or substantially all of our assets or (iii) Mr. Marquez (together with members of his family) is no longer the largest beneficial owner of our voting securities and is no longer our CEO or Chairman.

        The following table shows the potential payments upon termination of employment of our executive officers.

Name	Event	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (present value) ($)	Retirement Benefits (present value) ($)	Cashout of Stock-Based Awards/Accelerated Vesting ($)(1)	Total ($)
Timothy M. Marquez	Voluntary Termination: For Cause Termination: Involuntary Not For Cause Termination: Involuntary or Good Reason Termination (Change-in- Control): Disability: Death:	— — $2,054,050 $3,103,035 $3,103,035 $3,103,035	— — — $51,156 $51,156 $51,156	$48,988 $48,988 $48,988 $48,988 $48,988 $49,988	— — $4,103,228 $4,103,228 $4,103,228 $4,103,228	$48,988 $48,988 $6,206,266 $7,306,407 $7,306,407 $7,306,407

William S. Schneider	Voluntary Termination: For Cause Termination: Involuntary Not For Cause Termination: Involuntary or Good Reason Termination (Change-in- Control): Disability: Death:	— — $1,004,742 $1,526,892 $1,526,892 $1,526,892	— — — $51,156 $51,156 $51,156	$63,858 $63,858 $63,858 $63,858 $63,858 $63,858	— — $19,700,144 $19,700,144 $19,700,144 $19,700,144	$63,858 $63,858 $20,768,744 $21,342,050 $21,342,050 $21,342,050
Timothy A. Ficker	Voluntary Termination: For Cause Termination: Involuntary Not For Cause Termination: Involuntary or Good Reason Termination (Change-in- Control): Disability: Death:	— — $638,000 $832,116 $832,116 $832,116	— — — $51,156 $51,156 $51,156	— — — — — —	— — — $496,000 $496,000 $496,000	— — $638,000 $1,379,272 $1,379,272 $1,379,272

Mark A. DePuy	Voluntary Termination: For Cause Termination: Involuntary Not For Cause Termination: Involuntary or Good Reason Termination (Change-in- Control): Disability: Death:	— — $727,418 $1,091,127 $1,091,127 $1,091,127	— — — $51,156 $51,156 $51,156	$58,770 $58,770 $58,770 $58,770 $58,770 $58,770	— — $1,354,875 $1,354,875 $1,354,875 $1,354,875	$58,770 $58,770 $2,141,063 $2,555,928 $2,555,928 $2,555,928
Terry L. Anderson	Voluntary Termination: For Cause Termination: Involuntary Not For Cause Termination: Involuntary or Good Reason Termination (Change-in- Control): Disability: Death:	— — $679,208 $1,065,522 $1,065,522 $1,065,522	— — — $37,770 $37,770 $37,770	$129,109 $129,109 $129,109 $129,109 $129,109 $129,109	— — $3,656,625 $3,656,625 $3,656,625 $3,656,625	$129,109 $129,109 $4,464,942 $4,889,026 $4,889,026 $4,889,026

(1)
Under the applicable employment agreements with our executive officers, each has a right in certain instances relating to termination of employment to require us to cancel all his outstanding stock based awards in exchange for a lump sum amount of cash equal to the "spread" inherent in each option and the fair market value of each stock grant, calculated as though all performance goals had been achieved. The amounts shown also reflect where applicable the assumed value of options vested following an involuntary termination other than for cause. The market value of stock awards is based on the closing price for the last trading day of 2007 of $19.93 per share of the award.

        See "Executive Officer Compensation in 2007—Summary Compensation Table" for a summary of the compensation paid to David Christofferson in 2007 in connection with his termination of employment.

Director Compensation in 2007

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In 2008, in order to provide compensation for non-employee directors in a manner consistent with the compensation policy for our executive officers, the Compensation Committee recommended to the Board, and the Board approved, an increase in the compensation of our non-employee directors to target their compensation at the 75th percentile of comparable companies. The Compensation Committee determined that the increase was necessary to attract and retain qualified candidates and to recognize the significant amount of time that our directors spend in fulfilling their duties to us as well as the skill level required by members of the Board. Cash payments under the prior policy and the current policy are summarized in the following table.

	2007 Policy	2008 Policy
Annual Retainer	$25,000	$40,000
Board Meeting Fees	$1,000	$2,000
Committee Meeting Fees	$1,000	$1,000
Lead Director	—	$5,000
Audit Committee Chair	—	$15,000
Audit Committee Members	$10,000	$5,000
Compensation Committee Chair		$8,500
Compensation Committee Members	$5,000	$2,500
Corporate Governance/Nominating Committee Chair	—	$8,500
Corporate Governance/Nominating Committee Members	$5,000	$2,500

        In some circumstances committee members may be compensated for time directly spent on committee matters other than attendance at meetings, in amounts not to exceed $3,000 per quarter. Directors who are our employees receive no compensation for their services as director.

        With respect to equity compensation, our historical practice has been to grant each non-employee director, upon appointment to the Board, options to purchase 45,000 shares of our common stock, with time-based vesting pursuant to which the options vest over four years, with 20% of the options vested on the grant date and 20% of the options vesting on each subsequent anniversary of the grant date. Messrs. Scoggins and Walker received a grant of options pursuant to this policy upon their appointment to the Board in June 2007. Consistent with our current informal policy of granting equity awards in the form of restricted stock, we do not expect to grant additional options to non-employee directors. In February 2008, we granted 7,000 shares of restricted stock to each of Messrs. Reed, Brittan and McFarland, 5,630 shares to Mr. Snell and 3,500 shares to Messrs. Walker and Scoggins. These shares are subject to the performance-based vesting and forfeiture provisions described in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Plan." We anticipate making additional awards of restricted stock to our non-employee directors on an annual basis in order to compensate those directors in the 75th percentile of directors in our peer group.

        The equity ownership guidelines described in "—Compensation Discussion and Analysis—Elements of Compensation—Equity Ownership Guidelines" apply equally to our directors except that each director is expected to own a minimum number of shares of common stock with an aggregate fair market value at the time of acquisition equal to twice the dollar amount of the annual board retainer paid to such director. This minimum number of shares should be attained no later than one year following the date on which the director joined the Board or June 1, 2008, whichever is later.

Director Summary Compensation Table

        The following table summarizes the compensation we paid to our non-employee directors during 2007. The table also includes compensation information for three of our former non-employee directors because each was a director during 2007.

Name(1)	Year	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Joel L. Reed	2007 2006	$ $	81,000 73,000	$ $	60,456 60,456	$	— 13,500	$ $	141,456 146,956
Glen C. Warren, Jr.(3)	2007 2006	$ $	42,500 55,000	$ $	22,652 60,456	$	— 13,500	$ $	65,152 128,956
J.C. "Mac" McFarland	2007 2006	$ $	101,000 84,000	$ $	60,456 60,456	$	— 13,500	$ $	161,456 157,956
J. Timothy Brittan	2007 2006	$ $	65,750 54,000	$ $	60,456 60,456	$	— 13,500	$ $	126,206 127,956
Ed O'Donnell(4)	2007 2006	$ $	18,500 52,000	$ $	160,363 60,456	$	— 13,500	$ $	178,863 125,956
Eloy Ortega(3)	2007 2006	$ $	44,500 75,000	$ $	22,652 60,456	$	— 13,500	$ $	67,152 148,956
Mark Snell	2007 2006		$47,000 —	$ $	70,897 70,897		— —	$ $	117,897 70,897
Dr. M.W. Scoggins	2007 2006		$19,000 —		$120,763 —		— —		$139,763 —
Richard Walker	2007 2006		$22,500 —		$120,763 —		— —		$143,263 —

(1)
Mr. Marquez is not included in this table because he is an employee and therefore receives no compensation for his services as a director. The compensation received by Mr. Marquez as an employee is shown in "—Executive Officer Compensation in 2007—Summary Compensation Table."

(2)
Amounts shown do not reflect compensation actually received by our directors or the actual value that may be recognized by our directors with respect to these awards in the future. Instead, the amounts shown are the compensation costs recognized for financial reporting purposes in 2007 and 2006, in accordance with SFAS 123R for stock-based awards granted pursuant to the 2000 and 2005 Stock Plans, disregarding estimates of forfeitures related to service-based vesting conditions and reflecting actual forfeitures of 27,000 options by each of Messrs. Warren and Ortega. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 17, 2008. As of December 31, 2007, each current non-employee director had 45,000 options outstanding.

(3)
Mr. Warren's and Mr. Ortega's terms as non-employee directors ended on May 23, 2007.

(4)
Mr. O'Donnell's term as a non-employee director ended on March 28, 2007, the day he resigned from the Board and became an employee of the company. See "Transactions with Related Persons—Related Transactions—Ed O'Donnell Compensation" for a summary of his 2007 compensation as an officer.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth certain information regarding shares of our common stock issuable upon the exercise of options granted under our compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	4,159,463	$9.19	2,260,585
Equity compensation plans not approved by security holders	—	—	—
Total	4,159,463	$9.19	2,260,585

(1)
Awards under the 2005 Stock Plan may be made in the form of options, restricted stock or stock appreciation rights.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Related Person Transactions

        In March 2007, the Audit Committee adopted a written policy regarding the review and approval of transactions between us and any "related person." Under the policy, related persons include our directors and executive officers, holders of five percent or more of our common stock, immediate family members of any of those persons and any entities in which any of the foregoing persons hold a significant interest. The policy applies to any "related person transaction," which is generally defined as any transaction involving us and a related person where the amount involved exceeds $20,000, subject to some exceptions, including for (i) transactions in which the interest of the related person arises solely from his or her ownership of our common stock and all stockholders participate in the transaction on a pro rata basis and (ii) compensation-related transactions that are approved or recommended by the Compensation Committee.

        The policy provides that when a related person transaction is proposed, the Audit Committee will consider all material information relating to the transaction and the related person's relationship with us, and will approve the transaction only if it is in, or not inconsistent with, the best interests of us and our stockholders to do so. In circumstances where it is not practicable or desirable to wait until the next Audit Committee meeting, the Chairman of the committee may review the transaction, applying the same standard. In the event our CEO, CFO or General Counsel become aware of a related person transaction that was not previously approved or ratified under the policy, the Audit Committee (or the Chairman) will review the transactions and evaluate all available options, including ratification, amendment, termination or rescission of the transaction. Except as otherwise indicated, each of the transactions described in "—Related Transactions" were reviewed and approved pursuant to the policy.

Related Transactions

Ed O'Donnell Compensation

        In March 2007, Ed O'Donnell became an employee of the company and, in connection with that appointment, resigned from the Board. We entered into an employment agreement with Mr. O'Donnell that provides for an initial base salary of $227,000 and a target bonus equal to 40% of his annual salary. His base salary for 2008 was subsequently increased to $250,000. He received a bonus of $48,400 with respect to 2007, mortgage assistance of $18,450 and a matching contribution to his 401(k) account. He also received grants of restricted stock of 7,000 shares in 2007 and 9,497 shares in 2008. These shares are subject to the performance-based vesting and forfeiture requirements described in

"Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Plan." Mr. O'Donnell's compensation for 2007 in his capacity as director is described in "Executive Compensation—Director Compensation." Mr. O'Donnell's compensation was reviewed and recommended by the Compensation Committee and approved by the Board pursuant to our compensation policies, and was not reviewed pursuant to our related person transaction policy.

Recruiting Services and Related Payments

        Tim Ficker's wife is an employee of DreilingWest LLC, a personnel recruiting and staffing firm based in Denver, Colorado. In 2007, DreilingWest provided us with certain contract personnel. We paid approximately $380,000 to DreilingWest in connection with those personnel in 2007. Our relationship with DreilingWest LLC predated Mr. Ficker's appointment as our CFO. We have engaged DreilingWest LLC to provide similar services in 2008.

Office Building Lease

        We and our former subsidiary 6267 Carpinteria Avenue, LLC are parties to a lease pursuant to which we lease an office building from 6267 Carpinteria Avenue, LLC for $1.1 million per year. We paid a dividend consisting of 100% of the membership interests in 6267 Carpinteria Avenue, LLC to the Marquez Trust, our then-sole stockholder, in 2006. The payment of the dividend had no effect on our rights and obligations as set forth in the lease. The lease, which was entered into in 2001 and was amended in 2004, provides that the annual rent will increase by 10% in 2009 and by an additional 10% in 2014. We are also responsible for reimbursing 6267 Carpinteria Avenue, LLC for certain building operating expenses. The lease will expire in 2019. We paid a total of $1.1 million to 6267 Carpinteria Avenue, LLC pursuant to the lease in 2007. The lease was entered into prior to the adoption of our related person transaction policy, but the Audit Committee reviewed and approved the 2007 payments pursuant to the policy.

Registration Rights Agreement

        We entered into a registration rights agreement with the Marquez Trust in August 2006. Pursuant to the agreement, the trust has the right to demand that we register for resale some or all of its shares under the Securities Act of 1933, and will have the right to include some or all of its shares in registration statements we file, in each case subject to certain customary conditions, including the right of the underwriters to limit the number of shares included in any offering by us that is underwritten. The trust had the right to cause us to effect up to three registrations on Form S-1 and an unlimited number of registrations on Form S-3. In May 2007, we amended the agreement to permit the Marquez Foundation to include shares of our common stock in the registration statement on Form S-3 that was declared effective by the SEC in June 2007. Pursuant to the amendment, the number of registrations on Form S-1 the trust is permitted to require us to undertake was reduced from three to two. Neither the trust nor the foundation sold any shares in the offering of our common stock we completed in July 2007. The agreement was initially entered into prior to the adoption of our related person transaction policy, but the amendment was reviewed and approved pursuant to the policy.

Certain Charitable Contributions

        We have historically participated in a variety of philanthropic activities in the communities in which we operate. In 2007, we donated approximately $1.4 million to a number of educational, medical and other charitable organizations primarily in the Santa Barbara, California and Denver, Colorado areas. Of our total charitable contributions in 2007, approximately $189,000 went to the Denver Scholarship Foundation, a non-profit corporation dedicated to providing college scholarships and related assistance for graduates of Denver public schools. Timothy and Bernadette Marquez are President and Treasurer, respectively, of the Denver Scholarship Foundation, and both serve on its board of directors. The amount donated in 2007 was used by the Denver Scholarship Foundation to sublease office space from us, at cost, on a temporary basis. We do not currently expect to provide significant support to the Denver Scholarship Foundation in 2008.

Development Relating to Prior Dividend

        In 2006, we paid a dividend on our common stock consisting of an option to acquire an interest in certain real property located in Carpinteria, California if we acquired that interest. This dividend was paid solely to the Marquez Trust because it was declared at a time when the trust was our sole stockholder. We purchased the real property interest in question in 2007 for $250,000. Accordingly, pursuant to our pre-existing agreement with the trust, the trust has a three-year option to acquire the interest from us for $250,000 plus interest. The trust has not exercised the option. The dividend was paid prior to the adoption of our related person transaction policy.

VENOCO, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

A
Proposals—The Board of Directors recommends a vote FOR the election of Directors and FOR Proposal 2.

1.	Election of two (2) Class III Directors for three-year terms:
	For	Withhold		For	Withhold
01—Joel L. Reed	☐	☐	02—J.C. "Mac" McFarland	☐	☐
		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as Venoco, Inc.'s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting.
B
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

1 U P X 0 1 6 9 6 8 2

\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

Proxy—VENOCO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS—May 15, 2008

The undersigned hereby appoints Timothy M. Marquez and William Schneider, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Venoco, Inc. held by the undersigned on April 1, 2008 at the Annual Meeting of Stockholders to be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 on May 15, 2008, or any adjournment or postponement thereof.

This proxy authorizes each of the persons named on the reverse side to vote at his or her discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors.

The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, proxy statement and 2007 annual report on Form 10-K.

THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ON THE REVERSE SIDE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT OF MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.